FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 14, 2011

Z3 Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7322 S. Rainbow Blvd.

Suite 194

Las Vegas, NV 89139

(Address of principal executive offices, including zip code)

(702) 508-9255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

o      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

o      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

1

Item 1.01 Entry into a Material Definitive Agreement

Agreement of Acquisition of HPEV, Inc.

On March 29, 2011, Z3 Enterprises Inc, a Nevada Corporation, (Z3E) entered into Binding Letter of Agreement for the Acquisition (the “Agreement”), to acquire HPEV, Inc., a Delaware Corporation (“HPEV”).   Pursuant to the Agreement, Z3E purchased all of the shares of HPEV from the existing shareholders in consideration for (a) Twelve million (12,000,000) newly issued common shares of Z3E common stock and (b) one hundred thousand (100,000) newly issued Series B convertible preferred Z3E stock, each share of which would’ve been convertible into one hundred (100) newly issued common shares, for an aggregate additional 10,000,000 shares of common stock.

On June 14, 2011, the Agreement between Z3E and HPEV was amended to eliminate the issuance of Series B preferred stock of Z3E.

The preferred stock to be issued was replaced with an additional 10,000,000 shares of common stock with the result that Z3E acquired HPEV for an aggregate of 22,000,000 newly issued Z3E common stock shares.

Item 3.02  Unregistered Sales of Equity Securities

In connection with the acquisition of HPEV and subsequent amendment to the Agreement, the Company issued 22,000,000 shares of restricted common stock. The shares were authorized for issuance pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

The initially contemplated 100,000 shares of Series B convertible, preferred stock were never issued and the Series B Convertible Preferred Stock was never created by the Board of Directors.

Item 9.01   Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description

Exhibit 10.2 Addendum to Share Exchange, effective June 14, 2011.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2011	Z3 Enterprises, Inc.
(Registrant)

	By:	/s/ Ross Giles
Ross Giles, Chief Executive Officer

3